UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

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FIRST INTERSTATE BANCSYSTEM, INC.

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FIRST INTERSTATE BANCSYSTEM, INC.
401 North 31st Street
P.O. Box 30918
Billings, Montana 59116-0918
(406) 255-5390

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Friday, May 9, 2008

Time:	8:00 a.m., Mountain Daylight Time

Place:	Wingate By Wyndham
1801 Majestic Lane Billings, Montana 59102

Purposes:	1. To elect seven directors; and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Who Can Vote:	Holders of record of our common stock at the close of business on February 29, 2008.

How You Can Vote:	You may vote by attending the meeting in person or by marking, signing and dating the enclosed proxy card and returning it using the enclosed envelope.
Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Thomas W. Scott

Thomas W. Scott
Chairman of the Board of Directors
Billings, Montana
April 4, 2008

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF SHAREHOLDERS
OF
FIRST INTERSTATE BANCSYSTEM, INC.

Solicitation Information
This proxy statement, the accompanying proxy card and the annual report on Form 10-K are being mailed to our shareholders on or about April 4, 2008. Our board of directors is soliciting your proxy to vote your shares at the annual meeting of shareholders to be held on May 9, 2008. The board is soliciting your proxy to give all shareholders of record the opportunity to vote on matters that will be presented at the annual meeting. This proxy statement provides you with information on these matters to assist you in voting your shares.
When we refer to “we,” “our,” and “us” in this proxy statement, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Bank” in this proxy statement, we mean First Interstate Bank, our only bank subsidiary as of December 31, 2007.
What is a proxy?
A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons designated in the proxy the authority to vote your shares in the manner you indicate on the proxy card.
Why did I receive more than one proxy card?
You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker or trustee, you will receive your proxy card or other voting information from your broker or trustee, and you should return your proxy card to your broker or trustee. You should vote on and sign each proxy card you receive.
Who pays the cost of this proxy solicitation?
We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding proxy materials to “beneficial” owners of our common stock.
Is this proxy statement the only way that proxies are being solicited?
In addition to mailing these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Voting Information
Who is qualified to vote?
You are qualified to receive notice of and to vote at the annual meeting if you own shares of our common stock at the close of business on our record date of February 29, 2008.
How many shares of common stock may vote at the annual meeting?
As of the record date, there were 7,885,638 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented.
Is there a quorum requirement?
For the annual meeting to be valid, there must be a quorum present. A quorum requires that more than 50% of the outstanding shares of our common stock be represented at the meeting, whether in person or by proxy.
What is the difference between a “shareholder of record” and other “beneficial” holders?
These terms describe how your shares are held. If your shares are registered directly in your name, you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “beneficial” holder.
How do I vote my shares?
If you are a “shareholder of record,” you can vote your proxy:
•	by mailing in the enclosed proxy card; or

•	by designating another person to vote your shares with your own form of proxy.
Please refer to the specific instructions set forth on the enclosed proxy card.
If you are a “beneficial” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.
Can I vote my shares in person at the annual meeting?
If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you are a “beneficial” holder, you must obtain a proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the annual meeting.
What is the board’s recommendation on how I should vote my shares?
The board recommends that you vote your shares FOR the election of all seven director nominees.

What are my choices when voting?
You may cast your vote in favor of electing the director nominees or you may withhold your vote on one or more nominees.
How would my shares be voted if I do not specify how they should be voted?
If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the board will vote your shares FOR the election of all seven director nominees.
How are votes withheld, abstentions and broker non-votes treated?
Votes withheld and abstentions are deemed as “present” at the annual meeting, are counted for quorum purposes, and except for voting on directors, will have the same effect as a vote against a matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.
Can I change my vote after I have mailed in my proxy card?
You may revoke your proxy by doing one of the following:
•	sending a written notice of revocation to our secretary that is received prior to the annual meeting, stating that you revoke your proxy;

•	signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s); or

•	attending the annual meeting and voting your shares in person.
What vote is required?
Voting on directors requires a plurality of the votes cast to elect a director. In other words, the directors with the most votes are elected.
Who will count the votes?
Representatives from the Bank’s audit department will count the votes and serve as our inspectors of election. The inspectors of election will be present at the annual meeting.
What if I have further questions?
If you have any further questions about voting your shares or attending the annual meeting, please contact our secretary, Carol Stephens Donaldson, at (406) 255-5378, or e-mail: cdonaldson@fib.com.

ELECTION OF DIRECTORS

In accordance with our amended bylaws, the number of our directors must be at least five and not more than eighteen. We currently have seventeen directors. The board is divided into three groups with staggered three-year terms. Robert L. Nance will resign as a director effective May 9, 2008. Mr. Nance’s replacement will be elected at the annual meeting with six other director nominees.
A total of seven directors will be elected at the annual meeting to serve three-year terms, or until their respective successors have been elected and appointed. The board has nominated for election as directors:
•	Steven J. Corning

•	Charles E. Hart, M.D., M.S.

•	James W. Haugh

•	Randall I. Scott

•	Thomas W. Scott

•	Michael J. Sullivan

•	Martin A. White
All director nominees, except Steven J. Corning and Charles E. Hart, M.D., M.S., are current members of the board.
Unless authority to vote is withheld, the person named in the enclosed proxy will vote the shares represented by such proxy for the election of the nominees named above. If, at the time of the annual meeting, any nominee becomes unavailable for any reason for election as a director, the person entitled to vote the proxy will vote for the election of such substitute(s) as the board may recommend. At this time, the board knows of no reason why any nominee might be unavailable to serve.
The following table sets forth certain information regarding the nominees for election at the annual meeting and the directors continuing in office after the annual meeting.
BOARD OF DIRECTOR NOMINEES
FOR A THREE-YEAR TERM EXPIRING IN 2011

Name and Age	Director Since	Principal Occupation
Steven J. Corning, 55	Nominee	President and Chief Executive Officer, Corning Companies

Charles E. Hart, M.D., M.S., 58	Nominee	President and Chief Executive Officer, Regional Health, Inc.

James W. Haugh, 70	1997	Financial Consultant and Founder, American Capital, LLC

Randall I. Scott, 54	2003	Managing General Partner, Nbar5 Limited Partnership

Thomas W. Scott, 64	1971	Chairman of the Board of Directors, First Interstate BancSystem, Inc.

Michael J. Sullivan, 68	2003	Partner, Rothgerber Johnson & Lyons, LLP

Martin A. White, 66	2005	Retired Chief Executive Officer and Chairman, MDU Resources Group, Inc.

A plurality of the shares entitled to vote and present in person or represented by proxy are needed to elect a director. This means that the seven nominees for director who receive the most affirmative votes will be elected.
The Board recommends a vote “For” the seven nominees named above.
DIRECTORS CONTINUING IN OFFICE AFTER ANNUAL MEETING

	Director	Term
Name and Age	Since	Expires	Principal Occupation
Elouise C. Cobell, 62	2001	2009	Executive Director, Native American Community Development Corporation

Richard A. Dorn, 55	2001	2009	Owner, Dorn Property X-change, Dorn Property and Homes, LLC, Dorn Realty P.C. and Richard A. Dorn Farms; President, Dorn/Wilson Development Company

Lyle R. Knight, 62	1998	2009	President and Chief Executive Officer, First Interstate BancSystem, Inc.

James R. Scott, 58	1971	2009	Vice Chairman of the Board of Directors, First Interstate BancSystem, Inc.

Julie A. Scott, 36	2003	2009	Board Member, First Interstate BancSystem, Inc.

Jonathan R. Scott, 33	2006	2009	President, FIB CT, LLC, dba Crytech

David H. Crum, 63	2001	2010	President and Chief Executive Officer, Crum Electric Supply Company, Inc.

William B. Ebzery, 57	2001	2010	Owner, Cypress Capital Management, LLC

Charles M. Heyneman, 47	2004	2010	Information Technology Project Manager, First Interstate Bank

Terry W. Payne, 66	2000	2010	President and Chief Executive Officer, Terry Payne & Company, Inc.

Sandra A. Scott Suzor, 48	2007	2010	Partner and Director of Sales and Marketing, Powder Horn Ranch and Golf Club

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of February 29, 2008 with respect to the beneficial ownership of our common stock for (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and director nominees, (iii) each of the executive officers named in the summary compensation table, and (iv) all directors and executive officers as a group.

	Number of Shares	Percent of Class
Beneficial Owner(1)	Beneficially Owned	Beneficially Owned
First Interstate Bank(2)	1,268,459	16.09%
401 North 31st Street Billings, Montana 59101

James R. Scott(3)	1,263,231	16.01%
P.O. Box 7113 Billings, Montana 59103

Randall I. Scott(4)	1,109,337	14.06%
P.O. Box 30918 Billings, Montana 59116

Thomas W. Scott(5)	737,931	9.30%
P.O. Box 30918 Billings, Montana 59116

Homer A. Scott, Jr.(6)	713,993	9.05%
P.O. Box 2007 Sheridan, Wyoming 82801

John M. Heyneman, Jr.(7)	428,789	5.44%
5000 North Weatherford Road Flagstaff, Arizona 85001

Julie A. Scott(8)	250,079	3.17%

Jonathan R. Scott(9)	225,613	2.86%

Lyle R. Knight(10)	165,520	2.08%

Sandra A. Scott Suzor	78,880	1.00%

Terrill R. Moore(11)	54,046	*

Edward Garding(12)	50,017	*

Charles M. Heyneman(13)	36,451	*

Robert A. Jones(14)	18,483	*

	Number of Shares	Percent of Class
Beneficial Owner(1)	Beneficially Owned	Beneficially Owned
Terry W. Payne(15)	31,465	*

William B. Ebzery(16)	30,511	*

Robert L. Nance(17)	29,234	*

Ralph K. Cook(18)	19,095	*

David H. Crum(19)	11,580	*

James W. Haugh(20)	11,471	*

Richard A. Dorn(21)	9,724	*

Michael J. Sullivan(22)	6,388	*

Elouise C. Cobell(23)	4,429	*

Martin A. White(24)	3,807	*

Steven J. Corning	—	*

Charles E. Hart, M.D., M.S	—	*

All directors and executive officers as a group (21 persons)(25)	4,147,292	50.94%

*	Less than 1% of the common stock outstanding.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities owned. Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 29, 2008 are deemed outstanding for purposes of computing the percentage owned by the person or entity holding such securities, but are not deemed outstanding for purposes of computing the percentage owned by any other person or entity.

(2)	Includes 580,852 shares owned beneficially as trustee of the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc., 665,854 shares owned beneficially as trustee for Scott family members and 21,753 shares owned beneficially as trustee for others.

(3)	Includes 552,759 shares owned beneficially as managing partner of J.S. Investments Limited Partnership; 8,810 shares owned beneficially as President of the James R. and Christine M. Scott Family Foundation; 19,956 shares owned beneficially as conservator for a Scott family member; 93,099 shares owned beneficially as a board member of Foundation for Community Vitality, a nonprofit organization, and, 3,986 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(4)	Includes 948,919 shares owned beneficially as managing general partner of Nbar5 Limited Partnership; 11,272 shares owned beneficially as general partner of Nbar5 A Limited Partnership; 107,295 shares owned beneficially as trustee for Scott family members; and, 2,705 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(5)	Includes 50,564 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(6)	Includes 4,124 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(7)	Includes 288,948 shares owned beneficially as managing general partner of Towanda Investments, Limited Partnership and 107,295 shares owned beneficially as trustee for Scott family members.

(8)	Includes 2,539 shares owned beneficially as co-trustee for Scott family member; and 5,276 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(9)	Includes 7,729 shares owned beneficially as co-trustee for Scott family member; and 1,952 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(10)	Includes 68,325 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(11)	Includes 33,150 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(12)	Includes 26,550 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(13)	Includes 2,032 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(14)	Includes 6,750 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008. Mr. Jones retired as an executive officer as of January 2, 2008, but is included in the category “all directors and executive officers” as a group.

(15)	Includes 6,254 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(16)	Includes 7,252 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(17)	Includes 5,875 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(18)	Includes 11,550 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(19)	Includes 7,520 shares held in trust for Crum family members and 4,060 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(20)	Includes 2,705 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(21)	Includes 5,116 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(22)	Includes 2,705 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(23)	Includes 4,060 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(24)	Includes 1,432 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

(25)	Includes an aggregate of 255,759 shares issuable under stock options currently exercisable or exercisable within 60 days of February 29, 2008.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information, as of December 31, 2007, regarding our equity compensation plans.
Equity Compensation Plans

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted Average	Remaining Available
	Exercise of	Exercise Price of	For Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans (1)

Equity compensation plans approved by shareholders (2)	829,869	$57.33	585,524

Equity compensation plans not approved by shareholders	N/A	N/A	N/A

(1)	Excludes number of securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	Represents stock options issued pursuant to the 2001 Stock Option Plan and 2006 Equity Compensation Plan. See note 14 (employee benefit plans) of our audited financial statements for the fiscal year ended December 31, 2007, included in our annual report on Form
10-K.
[The remainder of this page intentionally left blank.]

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning each of our directors and executive officers.

Name	Age	Position
Thomas W. Scott	64	Chairman of the Board
James R. Scott	58	Vice Chairman of the Board
Lyle R. Knight	62	President, Chief Executive Officer and Director
Terrill R. Moore	55	Executive Vice President and Chief Financial Officer
Edward Garding	58	Executive Vice President and Chief Credit Officer
Ralph K. Cook	62	Senior Vice President and Branch Administration Officer
Elouise C. Cobell	62	Director
Steven J. Corning	55	Director Nominee
David H. Crum	63	Director
Richard A. Dorn	55	Director
William B. Ebzery	57	Director
Charles E. Hart, M.D., M.S.	58	Director Nominee
James W. Haugh	70	Director
Charles M. Heyneman	47	Director
Robert L. Nance (1)	71	Director
Terry W. Payne	66	Director
Jonathan R. Scott	33	Director
Julie A. Scott	36	Director
Randall I. Scott	54	Director
Michael J. Sullivan	68	Director
Sandra A. Scott Suzor	48	Director
Martin A. White	66	Director

(1)	Term expires May 9, 2008. Not a nominee for re-election.
Thomas W. Scott has been our Chairman since January 2004 and a director since 1971. Mr. Scott served as our Chief Executive Officer from 1978 through 2003. In addition, Mr. Scott has been Chairman of the Board of the Bank since January 2002, has served as a director of First Interstate BancSystem Foundation since 1990 and has been a member of the Federal Reserve Bank Board of Minneapolis since 2007. Mr. Scott is the brother of Homer A. Scott, Jr. and James R. Scott, the father of Julie A. Scott and Jonathan R. Scott, and the uncle of Charles M. Heyneman, Sandra A. Scott Suzor and Randall I. Scott.
James R. Scott has been a director of ours since 1971 and the Vice Chairman of the Board since 1990. He has been a director of the Bank since 2007. Mr. Scott is Chairman of the Padlock Ranch Corporation, Managing Partner of J.S. Investments, Trustee of the Homer and Mildred Scott Foundation, Vice President of the Foundation for Community Vitality and Chairman of the Fountain Valley School. Mr. Scott served as Chairman of First Interstate BancSystem Foundation from 1990 to 2006. Mr. Scott is the brother of Homer A. Scott, Jr. and Thomas W. Scott, and the uncle of Charles M. Heyneman, Sandra A. Scott Suzor, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.

Lyle R. Knight has been our Chief Executive Officer since January 2004, our President since 1998 and was the Chief Operating Officer of the Bank from 1998 to 2002. Mr. Knight has also served as a director of ours, the Bank and First Interstate BancSystem Foundation since 1998. Prior to working for us, Mr. Knight was President and Chief Executive Officer of a large multi-branch bank in Nevada and the President of a large Arizona-based bank. Mr. Knight is currently a member of the Federal Reserve Board Advisory Committee.
Terrill R. Moore has been an Executive Vice President of ours since January 2004 and our Chief Financial Officer since 1989. Prior to his current appointments, Mr. Moore was our Senior Vice President from 1989 through 2003. In addition, Mr. Moore has been a director of the Bank since 2001. Prior to joining our management team, Mr. Moore served in various finance and accounting positions within our company since 1979. Mr. Moore currently serves as Chairman of the Montana Board of Investments.
Edward Garding has been an Executive Vice President of ours since January 2004 and our Chief Credit Officer since 1999. Mr. Garding served as our Senior Vice President from 1996 through 2003, President of the Bank from 1998 to 2001 and President of the Sheridan branch of the Bank from 1988 to 1996. In addition, Mr. Garding has been a director of the Bank since 1998. Prior to joining our management team in 1996, Mr. Garding served in various positions within our company since 1971.
Ralph K. Cook has been a Senior Vice President and Branch Administration Officer of ours since 2003. Previously, Mr. Cook served the Bank as a Market President from 1999 to 2003, President of the Great Falls branch from 1996 to 2003 and Vice President from 1993 to 1996.
Elouise C. Cobell has been a director of ours since 2001. Ms. Cobell has been the Executive Director of Native American Community Development Corporation since 2001 and the Project Director of the Individual Monies Trust Correction and Recovery Project since 1996. Ms. Cobell also has served as Director of the Blackfeet Reservation Development Fund, Inc. since 1991 and served as Chairman of the Board of Directors of Blackfeet National Bank from 1987 to 2001. Ms. Cobell has served as a director of Native American Bank since 2002 and as a director of First Interstate BancSystem Foundation since 1998.
Steven J. Corning is a director nominee. Mr. Corning has served as President and Chief Executive Officer of Corning Companies and has been the owner, President and Broker of Corning Companies Commercial Real Estate Services since 1979. Mr. Corning is the immediate past Chairman of the Board of Directors of Red Lodge Grizzly Peak, Inc. Mr. Corning serves as President of the Billings YMCA Board of Directors, as a member of the Business Advisory Council of the University of Montana School of Business, as a member of the Billings School District #2 Building Reserve Project Committee and as a board member of the Big Sky Economic Development Authority.
David H. Crum has been a director of ours since 2001. Mr. Crum founded Crum Electric Supply Co., Inc., a distributor of electrical equipment, in 1976 and has been President and Chief Executive Officer of that company since its inception. Mr. Crum has also been a director of IDEA, Inc. since 2004.
Richard A. Dorn has been a director of ours since 2001. Mr. Dorn has been the owner of Dorn Property X-change, a real estate holding, investment and rental management company, since 1978; Dorn Property and Homes, LLC, a new home construction company, since 2002; and Dorn Realty P.C. since 2003. In addition, Mr. Dorn has been the president and 50% owner of Dorn/Wilson Development Company since 1999 and 50% owner of Coldwell Banker The Brokers of Billings, Montana, since 2006. Mr. Dorn also has owned and operated Richard A. Dorn Farms since 1973. Mr. Dorn has owned and operated a real estate brokerage firm since 1980.

William B. Ebzery has been a director of ours since 2001. Mr. Ebzery is a certified public accountant, and registered investment advisor. Mr. Ebzery has been the owner of Cypress Capital Management, LLC since 2004. Prior to Cypress Capital Management, LLC, Mr. Ebzery was a partner in the certified public accounting firm of Pradere, Ebzery, Mohatt & Rinaldo since 1975.
Charles E. Hart, M.D., M.S. is a director nominee. Dr. Hart has been the President and Chief Executive Officer of Regional Health, Inc., a not-for-profit healthcare system serving western South Dakota, the Nebraska panhandle, eastern Wyoming and southeastern Montana since 2003. Dr. Hart serves as a director of the South Dakota Foundation for Medical Care, as a member of the Governor’s South Dakota Health Care Commission, as a board member of the Rapid City Chamber of Commerce, and as a member of the Black Hills State University Advisory Board. Dr. Hart is also a faculty member of the University of South Dakota Sanford School of Medicine.
James W. Haugh has been a director of ours since 1997. Mr. Haugh formed American Capital, LLC, a financial consulting firm, in 1994 and has operated this firm since its inception. Prior to forming American Capital LLC, Mr. Haugh was a partner in KPMG LLP, a certified public accounting firm. Mr. Haugh served as a director of Harris Bank Hinsdale from 1994 to 1997 and as a director of First Bank of the Americas in 2004.
Charles M. Heyneman has been a director of ours since 2004. Mr. Heyneman has served as an information technology project manager for the Bank since 2004 and as an enterprise architect for the Bank since 2006. Prior to this appointment, Mr. Heyneman was an application developer for i_Tech Corporation, a non-bank subsidiary of ours, from 2000 to 2004 and held loan review officer and credit analyst positions with the Bank from 1993 to 2003. Mr. Heyneman is the nephew of Homer A. Scott, Jr., James R. Scott and Thomas W. Scott, and the cousin of Sandra A. Scott Suzor, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.
Robert L. Nance has been a director of ours since 2001 and is retiring as of May 9, 2008. Mr. Nance has been the owner and President of Nance Petroleum Corporation, an oil and gas exploration and production company, since 1969. In 1999, Mr. Nance sold his interest in Nance Petroleum Corporation but continues as President and Chief Executive Officer of the Company.
Terry W. Payne has been a director of ours since 2000. Mr. Payne has served as President and Chief Executive Officer of Terry Payne & Co., Inc., an insurance agency, since its inception in 1972. Mr. Payne has also been part-owner and Chairman of the Board of Directors of Payne Financial Group, Inc. since 1993.
Jonathan R. Scott has been a director of ours since 2006. Mr. Scott was an employee of First Interstate Bank from 1998 to 2004, serving in the Financial Services and Marketing Divisions. Mr. Scott has served as President of FIB CT, LLC, dba, Crytech since 2004. Crytech is a non-bank subsidiary of ours. Mr. Scott is the son of Thomas W. Scott, the brother of Julie A. Scott, the nephew of Homer A. Scott, Jr. and James R. Scott, and the cousin of Charles M. Heyneman, Randall I. Scott and Sandra A. Scott Suzor.
Julie A. Scott has been a director of ours since 2003. Ms. Scott was a commercial loan officer at the Sheridan, Wyoming branch of the Bank until August 2005. Prior to that appointment, Ms. Scott served in various management and other banking positions within our company since February 1994, including serving as branch manager of the Billings Grand Avenue branch from 2001 to 2003. Since August 2005, Ms. Scott has devoted her full time attention to personal investment and family matters. Ms. Scott is the daughter of Thomas W. Scott, the sister of Jonathan R. Scott, the niece of Homer A. Scott, Jr. and James R. Scott, and the cousin of Charles M. Heyneman, Randall I. Scott and Sandra A. Scott Suzor.

Randall I. Scott has been a director of ours since 2003. Mr. Scott is a certified financial planner and has been the managing general partner of Nbar5 Limited Partnership since 1994. In addition, Mr. Scott has served as a director of First Interstate BancSystem Foundation since 1999 and Chairman of the foundation since 2006. Mr. Scott has also served as Vice Chair of Scott Family Services since 2003. Previously, Mr. Scott worked in various capacities for the Company over a period of 19 years including as a Trust Officer of the Bank from 1991 through 1996 and as a consultant from 1996 through 1998. Mr. Scott previously served as a director of ours from 1993 to 2002. Mr. Scott is the nephew of Homer A. Scott, Jr., Thomas W. Scott and James R. Scott, and the cousin of Charles M. Heyneman, Sandra A. Scott Suzor, Julie A. Scott and Jonathan R. Scott.
Michael J. Sullivan has been a director of ours since 2003. Mr. Sullivan has been a partner of the Denver, Colorado law firm of Rothgerber Johnson & Lyons, LLP since 2003 and was special counsel from 2001 to 2003. Prior to 2001, Mr. Sullivan practiced law with a Wyoming firm since 1964, taking leave to serve as U.S. Ambassador to Ireland from 1998 to 2001 and as Governor of the State of Wyoming from 1986 through 1994. Mr. Sullivan has been a director of Allied Irish Bank, PLC in Dublin, Ireland since 2001; Cimarex Energy Co. and Sletten Construction, Inc. since 2002; and, Kerry Group PLC since 2004.
Sandra A. Scott Suzor has been a director of ours since 2007 and previously served as a director of ours from 2000 to 2006. Ms. Suzor has been a partial owner and the Director of Sales and Marketing for Powder Horn Ranch and Golf Club since 1995. In addition, Ms. Suzor has also owned Powder Horn Realty, a full service real estate brokerage, since 1997. Ms. Suzor has also served as a director of First Interstate BancSystem Foundation since 2002. Ms. Suzor serves as Trustee for the First Interstate BancSystem Foundation and Chairperson of the Homer and Mildred Scott Foundation. Ms. Suzor also is a partial owner and serves as Vice Chair of Sugarland Enterprises, is owner of Bison Meadows, LLC, a real estate development company, and is a partner of Powder River Partners LLC, a real estate leasing company. Ms. Suzor is the daughter of Homer A. Scott, Jr., the niece of James R. Scott and Thomas W. Scott, and the cousin of Charles M. Heyneman, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.
Martin A. White has been a director of ours since 2005. Mr. White has been the Senior Advisor of the Tharaldson School of Business and Technology of the University of Mary since August 2007. From 1991 to August 2006, Mr. White served in various executive officer positions with MDU Resources Group, Inc., including Chief Executive Officer from 1998 to August 2006, and Chairman of the Board of Directors from 2001 to August 2006. Mr. White currently serves as the Chairman of the Board of Trustees at the University of Mary and as a director of Plum Creek Timber Company, Inc.
Board and Committee Matters
Our common stock is not listed, traded or quoted on any stock exchange, market or quotation system. The descendants of Homer A. Scott, Sr. and Mildred S. Scott, including certain family members and former spouses of such descendants, all of whom are collectively referred to as the “Scott family,” own approximately 76.8% of our common stock and thus control us.
During 2007, the board met eight times with each serving director attending at least 75% of the meetings, with the exception of Martin A. White who attended 50% of the meetings. The board is accountable to our shareholders to build long-term financial performance and value and to assure that we operate consistently with shareholder values and strategic vision. The board’s responsibilities include:
•	identifying organizational values and vision on behalf of our shareholders;

•	hiring and evaluating our chief executive officer;

•	ensuring management succession;

•	providing guidance, counsel and direction to management in formulating and evaluating operating strategies and plans;

•	monitoring our performance against established criteria;

•	ensuring prudence and adherence to ethical practices;

•	ensuring compliance with federal and state law;

•	ensuring that full and fair disclosure is provided to shareholders, regulators and other constituents;

•	overseeing risk management;

•	exercising all powers reserved to us by organizational documents of limited liability companies and partnerships in which we are a member or shareholder; and

•	establishing policies for board operations.
We encourage, but do not require, directors and director nominees to attend the annual meeting of shareholders. Eleven members of our board attended the annual meeting of shareholders held in 2007.
Applicable SEC rules require that we make certain disclosures regarding the independence of our directors pursuant to either the New York Stock Exchange or Nasdaq Stock Market rules governing independent board members. In determining whether our directors and director nominees are considered to be independent, we have adopted the definition of independence as contained in the listing standards of the Nasdaq Stock Market. The board has determined that the following directors and director nominees are independent in accordance with such standards:
•	Elouise C. Cobell

•	Steven J. Corning (1)

•	David H. Crum

•	Richard A. Dorn

•	William B. Ebzery

•	Charles E. Hart, M.D., M.S. (1)

•	James W. Haugh

•	Robert L. Nance(2)

•	Terry W. Payne

•	Michael J. Sullivan

•	Martin A. White

(1)	Director Nominee

(2)	Term expires May 9, 2008. Not a nominee for re-election.
We have a credit committee, an executive committee, a compensation committee, a governance & nominating committee and an audit committee, all established by our board and each of which consists of members of the board.
Credit Committee. Credit committee members currently include William B. Ebzery, Lyle R. Knight, Robert L. Nance, James R. Scott, Jonathan R. Scott, Julie A. Scott, and Thomas W. Scott. The credit committee’s primary responsibility is to advise the chief credit officer in the establishment of a loan portfolio that will assure the safety of depositors’ money, earn sufficient income to provide an adequate return on capital and enable communities in our market area to prosper. The credit committee met twelve times in 2007 with each serving committee member attending at least 75% of the meetings.

Executive Committee. Executive committee members currently include Thomas W. Scott, David H. Crum, Lyle R. Knight, Charles M. Heyneman, James R. Scott, Randall I. Scott and Sandra A. Scott Suzor. The executive committee is to function and act on behalf of the board between regularly scheduled board meetings, usually when time is critical and to assist the board in carrying out its responsibility to monitor the company’s capital management policy. The executive committee met two times in 2007 with each serving committee member attending both meetings.
Compensation Committee. Compensation committee members currently include James W. Haugh, Terry W. Payne, James R. Scott, Randall I. Scott, Thomas W. Scott, Michael J. Sullivan, Sandra A. Scott Suzor and Martin A. White. James R. Scott, Thomas W. Scott, Sandra A. Scott Suzor and Randall I. Scott are not independent members of the compensation committee based upon the definition of independence contained in the listing standards of the Nasdaq Stock Market. The compensation committee has the following responsibilities:
•	reviewing and approving corporate goals relevant to compensation for executive officers;

•	evaluating the effectiveness of our compensation practices in achieving our strategic objectives, in encouraging behaviors consistent with our values and in aligning performance objectives consistent with our vision;

•	evaluating the performance of our chief executive officer in determining compensation;

•	approving the compensation of our chief executive officer and other executive officers;

•	evaluating the performance of our board chairman and vice chairman;

•	overseeing succession planning for executive officers;

•	recommending compensation for board members;

•	recommending adjustments to director and officer insurance;

•	reviewing the financial performance and operations of employee benefit plans, excluding ERISA plans; and

•	administering incentive compensation and other employee benefit plans.
The compensation committee met eight times during 2007 with each serving committee member attending at least 88% of the meetings, with the exception of Martin A. White who attended 40% of the meetings. A current copy of the compensation committee charter is available to shareholders on our website at www.firstinterstatebank.com.
Governance & Nominating Committee. Governance & nominating committee members currently include James R. Scott, Charles M. Heyneman, Lyle R. Knight, Jonathan R. Scott, Thomas W. Scott and Michael J. Sullivan. Michael J. Sullivan is the only member of the governance & nominating committee who is an independent director based upon the definition of independence contained in the listing standards of the Nasdaq Stock Market. The governance & nominating committee has the following responsibilities:
•	ensuring we have an effective and efficient system of governance, including development of criteria for board membership;

•	identifying, screening and recommending candidates to the board;

•	nominating candidates for election to the board at our annual meeting of shareholders;

•	filling vacancies on the board that may occur between annual meetings of shareholders;

•	orientation, development and evaluation of board members; and

•	evaluation of services provided to and communications with shareholders.
The governance & nominating committee met four times in 2007 with each serving committee member attending at least 75% of the meetings, except for Michael J. Sullivan who attended 50% of the meetings.

The board has reviewed, assessed the adequacy of, and approved a written charter for the governance & nominating committee. A current copy of the governance & nominating committee charter is available to shareholders on our website at www.firstinterstatebank.com.
When formulating its recommendations for director nominees, the governance & nominating committee will consider recommendations offered by our chief executive officer, shareholders who are members of the Scott family, other shareholders, and any outside advisors the governance & nominating committee may retain.
The Scott family, through a family council, makes recommendations to the governance & nominating committee with respect to candidates for board membership from the Scott family. The governance & nominating committee gives due and significant consideration to recommendations made by the Scott family. All candidates for the board are evaluated on the basis of broad experience, financial acumen, professional and personal accomplishments, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. The Scott family has recommended Randall I. Scott, a current director of ours, to the governance & nominating committee as a candidate for re-election to the board.
We do not have a formal policy concerning shareholder recommendations of candidates for board membership. The board views that such a formal policy is not necessary given the procedures described above and our willingness to consider candidates recommended by shareholders. Shareholders may recommend candidates by writing to our corporate secretary at our headquarters, 401 N. 31st Street, Billings, Montana 59116, giving the candidate’s name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Shareholders who wish to nominate a director for election at an annual meeting of our shareholders must submit a shareholder proposal no later than December 3, 2008 for the 2009 annual meeting of shareholders that is expected to be held on or about May 8, 2009. See “Shareholder Proposals” contained herein.
Audit Committee. Audit committee members currently include Richard A. Dorn, William B. Ebzery, David H. Crum and Robert L. Nance. All members of the audit committee are independent directors as defined by independence listing standards of the Nasdaq Stock Market and in accordance with the Sarbanes-Oxley Act requirements and our governance guidelines. The audit committee has the following responsibilities:
•	reviewing our accounting and financial reporting processes, internal and disclosure control systems and external and internal auditing systems;

•	overseeing risk management functions;

•	reviewing and recommending the appointment or dismissal of the general auditor selected to develop and carry out the annual audit;

•	reviewing and approving the annual report on Form 10-K;

•	reviewing and approving the quarterly reports on Form 10-Q;

•	reviewing the effectiveness of the systems for monitoring adherence with laws, regulations, our policies and our codes of ethics;

•	appointing or dismissing the external auditors;

•	meeting with the external auditors to discuss the results of the annual audit and any related matters; and

•	establishing procedures to handle complaints regarding accounting, internal controls or audit matters.

The audit committee met ten times during 2007 with each serving committee member attending 100% of the meetings, with the exception of Richard A. Dorn who attended 80% of the meetings.
The board has determined that William B. Ebzery qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC regulations. The board has reviewed, assessed the adequacy of and approved a written charter for the audit committee. A current copy of the audit committee charter is available to shareholders on our website at www.firstinterstatebank.com.
Principal Accounting Fees and Services
The audit committee has appointed McGladrey & Pullen LLP as our independent auditor for the fiscal year ending December 31, 2008. McGladrey & Pullen LLP has been our independent auditor since March 2004. Representatives of McGladrey & Pullen LLP are not expected to be present at the annual meeting and, therefore, will not have an opportunity to make a statement if they desire to do so or be available to respond to appropriate questions.
The following table summarizes the aggregate fees billed to us by McGladrey & Pullen LLP for professional services rendered in 2006 and 2007:

	2006	2007
Audit fees(1)	$312,442	$328,000
Audit-related fees(2)	14,884	49,000
Tax fees	—	—
All other fees	—	—

(1)	Audit fees for 2006 and 2007 include fees associated with the annual audit, FIDICIA-related work and reviews of our quarterly reports on Form 10-Q. All audit fees incurred during 2006 and 2007 were approved by the audit committee.

(2)	Audit-related fees for 2006 and 2007 were associated with implementation of Section 404 of the Sarbanes-Oxley Act related to internal control over financial reporting and implementation of FAS 123(R). All audit-related fees incurred during 2006 and 2007 were pre-approved by the audit committee.
Pre-Approval Policies and Procedures
After our registered public accounting firm has been retained by us, following approval by the audit committee and the board, the audit committee does not require advance approval for audit and audit-related services. Although pre-approval is not required for these services, the audit committee has adopted a policy of approving such services either in advance or after the fact. The audit committee has adopted a policy that requires advance approval of all non-audit or audit-related services performed by our independent registered public accounting firm when fees are expected to exceed $15,000. These policies are consistent with the audit committee charter. The audit committee has delegated to the audit committee chairman, Richard A. Dorn, or any two other members of the audit committee, authority to approve services, subject to ratification by the audit committee at its next committee meeting.

Report of the Audit Committee of the Board of Directors
March 3, 2008
To the Board of Directors of First Interstate BancSystem, Inc.
We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December
31, 2007.
We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and Public Company Accounting Oversight Board.
We have received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent accountants their independence.
Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.
SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Richard A. Dorn	William B. Ebzery	David H. Crum	Robert L. Nance
Communication with the Board
We have not, to date, developed a formal process for shareholder communications with the board. We believe our current informal process, in which any communication sent to the board either generally or in care of the chief executive officer, corporate secretary or other corporate officer or director is forwarded to all members of the board, has adequately served the board’s and the shareholders’ needs.
Conflict of Interest Policy
On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under our company’s code of personal conduct, all employees, including the executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for chief executive officer and senior finance officers (as discussed below), such officers are prohibited from engaging in activities that are or may appear to be a conflict of interest unless a specific, case-by-case exception has first been reviewed and granted by the board. All of our directors are subject to our board of directors’ governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest. Conflicts of interest involving an executive officer are generally resolved by the board or audit committee of the board. The board is charged with resolving any conflict of interest involving a director.

Financial Code of Ethics
Our chief executive officer, chief financial officer and principal accounting officers or other persons performing similar functions are required to comply with our code of ethics for chief executive officer and senior finance officers. The purposes of the code of ethics are as follows:
•	to deter wrongdoing and to promote, among other things, honest and ethical conduct;

•	to promote full, fair, accurate, timely and understandable disclosure in SEC and public filings;

•	to promote compliance with applicable governmental laws, rules and regulations;

•	to facilitate prompt internal reporting of violations of the financial code of ethics; and

•	to oversee adherence to such code.
Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone hotline or the use of an internet-based reporting system. All concerns and complaints are reported to our security officer and audit committee chairman in a summary format for investigation. A current copy of our financial code of ethics is maintained on our website at www.firstinterstatebank.com.
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COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program
Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during 2007, as well as the other individuals included in the summary compensation table, are collectively referred to as the “named executive officers.”
The compensation committee has overall responsibility to review and approve our compensation structure, policy and programs and to assess whether the compensation structure establishes appropriate incentives for management and employees. The compensation committee annually reviews and determines the salary, bonus and equity compensation awarded to our chief executive officer, or CEO. The compensation committee also reviews all executive officers’ compensation with non-binding recommendation from the CEO. The compensation committee oversees the administration of our equity plans and employee benefit plans except for those plans governed by ERISA. The compensation committee is also responsible for oversight of executive officer succession planning. The compensation committee charter, a copy of which is posted on our website at www.firstinterstatebank.com, sets forth the various responsibilities and duties of the compensation committee. The charter is periodically reviewed and revised as appropriate. The compensation committee in its annual review of the charter determined that the charter, as recently revised, was appropriate with regard to the responsibilities and duties as specified therein.
The compensation committee’s chairman regularly reports to the board on compensation committee actions and recommendations. The compensation committee has authority to retain, at our expense, outside counsel, experts, compensation consultants and other advisors as needed.
2007 Company Performance. In considering executive compensation, the compensation committee noted our record financial performance in 2007. Net income increased 8.4% from $63,331,000 (reduced by a one-time, after-tax gain of $12,278,000, or $1.48 per diluted share, from the sale of our minority interest in iPay Technologies, LLC) in 2006 to $68,641,000 in 2007. Net interest income of $199,603,000 increased $12,140,000 over 2006. In 2007, loans grew by $248,617,000, or 8%, while deposits grew $290,890,000, or 8%, over 2006. The net interest margin of 4.46% on a fully taxable-equivalent basis was 1 basis point lower than 2006. For 2007, return on average common equity was 16.14%, compared to 20.38% in 2006. Diluted earnings per share were $8.25, an increase of $0.62 per share from 2006 (reduced by the one-time, after-tax gain from iPay in 2006 noted above).
Compensation Philosophy. Our general compensation philosophy is designed to link an employee’s total cash compensation with our performance, the employee’s department goals and individual performance. As an employee’s level of responsibility increases, there is a more significant level of variability and compensation at risk. The compensation committee believes linking incentive compensation to our performance creates an environment in which our employees are stakeholders in our success and, thus, benefits all shareholders.
Executive Compensation Policy. Our executive compensation policy is designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers. The compensation committee attempts to achieve these goals by integrating competitive annual base salaries with (a) bonuses based on corporate performance and on the achievement of specified performance objectives, and (b) long-term incentives of stock option awards through our equity compensation plan. The compensation committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for success in operations. Long-term compensation, through the award of stock options or other equity-related vehicles, encourages growth in management stock ownership, which leads to expansion of management’s increased commitment to our long-term performance and success.
In making compensation decisions, the compensation committee relies on survey data from the Watson Wyatt Financial Institution and Top Management surveys. The compensation committee also evaluated compensation data received from the 2006 Hewitt & Associates review to evaluate the CEO and executive officer compensation package. To achieve desired objectives, the compensation committee targets compensation at the 50th percentile of compensation paid to similarly situated executives in similarly sized institutions.
Role of Executive Officers in Compensation Decisions
The compensation committee makes all compensation decisions for the CEO and approves equity awards for all of our elected officers. The CEO makes non-binding recommendations for the executive officers. Decisions regarding the non-equity compensation of executive officers are reviewed and evaluated by the compensation committee, with input from the CEO. The CEO annually reviews the performance of the executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the compensation committee. The compensation committee may exercise its discretion to accept, reject or modify any recommended awards or adjustments to executives.
2007 Executive Compensation Components
For the fiscal year ended December 31, 2007, the principal components of compensation for the named executive officers were:
•	base salary;

•	performance-based incentive compensation, including bonuses;

•	long-term equity incentive compensation; and

•	perquisites and other personal benefits.
Base Salary. The compensation committee approved the 2007 base salary of the CEO and ratified the 2007 compensation of other executive officers, including the named executive officers, as recommended by the CEO. In determining or ratifying the base salary of each executive officer, the compensation committee relied on the industry surveys identified above of salaries paid to executive officers of financial institutions with comparable asset size.
Performance-based Incentive Compensation. Annual incentives for the executive officers are intended to recognize and reward those employees who contribute meaningfully to an increase in shareholder value and profitability. The bonus pool for all officers is established as a percent of pre-tax/pre-bonus accrual earnings. Our ability to fund incentive payouts is dependent upon our overall success in achieving our net income goal. Individual awards are based on the attainment of specified performance objectives at the Bank and non-bank subsidiary, department and individual level. For 2007, executive officers were assigned bonus amounts ranging from 33% to 66% of their base salaries. The varying percentages reflect the compensation committee’s belief that as an executive officer’s duties and responsibilities increase, the officer will be increasingly rewarded for our performance. Accordingly, a significant portion of the officer’s total compensation should be incentive compensation. Actual bonuses payable depend on the level of achievement of specified performance objectives established for each executive officer. Performance objectives evaluated in determining 2007 executive officer bonuses included attainment of return on equity and related growth in earnings per share goals. In addition, selected executive officers were responsible for continuation of a formal succession planning process, continuation of the strategic planning process, oversight of the First Western acquisition, maintenance of asset quality, management of capital investments, and shareholder relations.
Long-term Equity Incentive Compensation. Long-term equity incentive compensation encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through stock option grants. The compensation committee targets stock options for the CEO at 50% of current salary and for the other named executive officers at 35% of current salary. Targets are established using the Black-Scholes option pricing model with expected volatility based on peer group volatility and a 10 year life.
Our executive officers as well as certain other officers were granted stock options under our equity compensation plan to purchase a specified number of shares of common stock. The number of shares underlying the options granted to each officer was based primarily on the individual’s ability to influence our long-term growth and profitability. The compensation committee believes stock option grants afford a desirable long-term compensation method because they closely align the interest of management with shareholder value. The equity compensation plan assists us by:
•	enhancing the link between the creation of shareholder value and long-term executive incentive compensation;

•	providing an opportunity for increased equity ownership by executives; and

•	maintaining competitive levels of total compensation.
All awards under our equity compensation plan are made at an exercise price equal to the market price of the underlying common stock at the time of the award, as measured by the most recent minority appraised value. Annual awards of stock options to executives are approved at the compensation committee’s regularly scheduled meeting in January.
Perquisites and Other Personal Benefits. We provide our named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.
The named executive officers are provided participation in the plans and programs described above, and health and group life and disability insurance. Additional benefits offered to the named executive officers may include some or all of the following: individual life insurance as described below under “Endorsement Split Dollar Benefit,” payment of social club dues, individual long-term disability insurance, and use of a company automobile.
Retirement and Related Plans. We maintain a profit sharing plan for all non-temporary employees. Contributions are made on a quarterly basis at the discretion of the board. Participants vest after three years of service. In addition, employees are permitted to defer a portion of their compensation into our profit sharing plan under a 401(k) feature, and we make matching contributions with respect to such deferrals. We also sponsor a healthcare plan for active and retiring employees and directors who meet certain requirements.

Compensation of Chief Executive Officer. For the fiscal year ended December 31, 2007, we paid Lyle R. Knight, CEO, a salary of $476,923. His salary was increased to $480,000 in February 2007. For 2007, we paid Mr. Knight a bonus of $315,783 pursuant to our established incentive program. The compensation committee met with Mr. Knight twice during 2007 and again in January 2008 to review his performance and individual objectives and goals versus results achieved. The compensation committee reviewed all components of the CEO’s compensation, including salary, bonus, equity incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the CEO and cost to us of all perquisites and other personal benefits, the earnings and accumulated payout obligations under our deferred compensation plan and under potential severance and change-in-control scenarios. The compensation committee noted that Mr. Knight exercised 67,950 vested stock options granted in prior years for which Mr. Knight realized a pre-tax value of $2,751,975. The compensation committee also noted that Mr. Knight’s 10-year employment contract will expire in May 2008.
Mr. Knight’s compensation package was determined to be reasonable and not excessive by the compensation committee based on compensation surveys for chief executive officers of financial institutions of comparable size, type and profile, achievement of work plan objectives and improvements in our financial performance from 2006. Mr. Knight’s compensation package, including bonus, was higher than those granted to other executives of ours in recognition of his responsibilities and his performance in his position. In establishing Mr. Knight’s compensation package, work plan objectives reviewed included development and implementation of operating plans to achieve earnings goals, continuation of formal succession planning processes, continuation of strategic planning processes, oversight of the First Western acquisition completed in January 2008, provision of leadership, and direction to executive management and shareholder relations.
As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless certain conditions are met. We believe that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes, except in certain situations. Directors of the compensation committee who are not independent abstain or recuse themselves from actions related to officers and directors that involve stock options and other performance-type compensation.
Employment Contracts
Under an employment agreement dated May 18, 1998, Lyle R. Knight is employed as an executive officer of ours for a ten-year period ending May 18, 2008. The agreement was designed to promote stability and continuity for us and Mr. Knight. During the term of the agreement, Mr. Knight is entitled to base compensation and additional benefits as are customarily offered to our executives. Pursuant to the terms of the agreement, we are required to pay specified benefits if Mr. Knight is involuntarily terminated without cause or elects termination in the event of a change in control. Beginning May 18, 2008, it is expected that Mr. Knight will continue as CEO of our Company as a term employee without an employment contract.
Upon early termination by us without cause, Mr. Knight is entitled to receive severance pay equal to five times his base salary then in effect, bonus compensation, if any, and reimbursement of all premiums for group health insurance coverage for a period not exceeding five years. In the event of a change in control, Mr. Knight may elect to terminate the agreement by giving 90 days written notice at any time on or after the first anniversary, but on or prior to the second anniversary of the change in control. Upon proper termination of the agreement, Mr. Knight is entitled to severance pay as described above.

In the event Mr. Knight is unable to perform his duties due to physical or mental disability, we may, at our option, terminate the agreement. Upon termination of the agreement, Mr. Knight is entitled to reimbursement of all premiums for group health insurance coverage for a period not to exceed five years.
The agreement also restricts Mr. Knight’s right to compete against us for a period of five years from the date of termination.
Endorsement Split Dollar Benefit
We have obtained life insurance policies covering certain selected executive officers and three other officers. Under these policies, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the selected executive officers whereby a portion of the policy death benefit is payable to their designated beneficiary. The endorsement split dollar agreement will provide post retirement coverage for those selected key officers meeting specified retirement qualifications. We have entered into this type of endorsement split dollar agreement with Lyle R. Knight, Edward Garding, Terrill R. Moore and Robert A. Jones.
We have obtained a life insurance policy covering selected officers of our banking subsidiary. Under the policy, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the insured officers whereby a portion of the policy death benefit is payable to their designated beneficiary if they are employed by us at the time of death. The marginal income produced by the policy is used to offset the cost of employee benefit plans of the banking subsidiary. We have entered into this type of endorsement split dollar agreement with Lyle R. Knight, Edward Garding, Terrill R. Moore, Robert A. Jones and Ralph K. Cook.
Equity Compensation Plans
On January 26, 2006, the board approved our 2006 equity compensation plan, subject to approval by the shareholders which was obtained in May 2006. The 2006 plan (i) consolidates into one plan the benefits available under the following equity compensation plans previously adopted: (A) our 2001 stock option plan; (B) our 2004 restricted stock award plan; (C) our director stock compensation plan; and (D) our officer stock benefit plan; and (ii) provides additional benefits as contained in the plan.
The 2006 plan does not increase the number of shares of common stock that were available for awards under the prior plans. The prior plans continue with respect to awards made previously under such plans.
The 2006 Plan contains the following important features:
•	The initial number of shares of common stock reserved under the 2006 plan is 750,000, which was approximately 9.2% of our common stock outstanding at the time of shareholder approval.

•	Awards under the 2006 plan are subject to broad discretion by the committee administering the plan.

•	Stock options must be granted at an exercise price that is not less than the fair market value (as determined by the most recent minority appraisal value) of the common stock on the date of grant. Stock options granted under the 2006 plan will be nonqualified stock options that have terms of not more than ten years.

•	There is no fixed term for the 2006 plan and the 2006 plan continues in effect until terminated by the board.

The purpose of the 2006 plan is to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. The 2006 plan is designed to provide us with flexibility to select from among various equity-based compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.
The 2006 plan permits awards of stock options, restricted stock and other stock awards. Participants include any person who is designated by the board to receive one or more benefits under the 2006 plan.
Deferred Compensation Plans
In 2006, we restated our principal deferred compensation plan that was established for the benefit of a select group of management and highly compensated employees. The purpose of the restatement was (i) to amend the plan to comply with Section 409A of the Internal Revenue Code and related guidance issued before the adoption of the restatement, and (ii) to merge into the plan another previously administered nonqualified deferred compensation plan known as the executive non-qualified deferred compensation plan. The restated plan allows eligible employees, as determined by our board or compensation committee, and eligible directors to defer a portion of base salary, bonus or director fees subject to certain maximums as set forth by the plan administrator. We make discretionary contributions on behalf of a participant for 401(k) plan matching contributions and profit sharing contributions in excess of Internal Revenue Code limitations. Other contributions in behalf of a participant may be made at the discretion of the board. The deferral account of each participant is credited or debited with investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Deferral accounts are distributed based on each participant’s election. The distribution elections are all made in accordance with Section 409A and may be lump sums or annual installments over a period of years.
Report of the Compensation Committee of the Board of Directors
The compensation committee has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board that the compensation discussion and analysis be included in this proxy statement.
SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

James W. Haugh	Thomas W. Scott	James R. Scott
Michael J. Sullivan	Terry W. Payne	Randall I. Scott
Martin A. White	Sandra A. Scott Suzor

Compensation Committee Interlocks and Insider Participation in Compensation Decisions
James W. Haugh, Terry W. Payne, James R. Scott, Randall I. Scott, Thomas W. Scott, Sandra A. Scott Suzor, Michael J. Sullivan, and Martin A. White currently serve on the compensation committee. Thomas W. Scott serves as chairman of the board, for which he is compensated as described below. James R. Scott serves as vice chairman of the board, for which he is compensated as described below. See “Compensation of Directors and Executive Officers-Director Compensation.” James R. Scott, Randall I. Scott, Thomas W. Scott and Sandra A. Scott Suzor each has a 2.4% ownership interest in a company that provides professional services that benefit us and the Scott family. In addition, James R. Scott is Chair of the board of directors of such company and Randall I. Scott serves as a Vice-Chair of the board of directors of such company. Terry W. Payne is President, CEO and an owner of an insurance agency that provides insurance for us. See “Certain Relationships and Related Transactions” below.
None of our executive officers served as a member of the compensation committee or as a director of any other company, one of whose executive officers served as a member of the compensation committee of the board or as a director of ours during 2007.
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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2007. Other than the employment agreement with Mr. Knight, we have not entered into any employment agreements with any of the named executive officers. When setting total compensation for each of the named executive officers, the compensation committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation. We have omitted in this proxy statement certain tables and columns otherwise required to be included because there was no compensation made with respect to such tables and columns, as permitted by applicable SEC regulations.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
						All Other
				Stock	Option	Compen-
Name and		Salary	Bonus	Awards	Awards	sation		Total
Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)		($)
Lyle R. Knight(4)	2007	$476,923	$315,783	—	$121,037	$73,465		$987,208
President & Chief Executive Officer	2006	436,922	390,000	—	92,482	65,805		985,209

Edward Garding	2007	238,164	96,000	—	32,858	27,720		394,742
Exec. Vice President & Chief Credit Officer	2006	212,231	100,000	$14,500	28,162	24,195		379,088

Terrill R. Moore	2007	237,846	136,000	—	32,858	29,455	(5)	436,159
Exec. Vice President & Chief Financial Officer	2006	211,231	100,000	14,500	28,162	26,078	(5)	379,971

Robert A. Jones(6)	2007	218,230	88,000	—	32,858	191,322	(5)	530,410
Exec. Vice President & Chief Admin. Officer	2006	196,311	93,000	14,500	28,162	26,177	(5)	358,150

Ralph K. Cook	2007	191,772	66,561	—	25,695	23,556	(5)	307,584
Sr. Vice President & Branch Admin. Officer	2006	162,153	66,000	14,500	19,090	20,459	(5)	280,202

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R), resulting from a material modification in 2006 of restricted stock awards issued in 2004.

(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for each of the years ended December 31, 2007 and 2006, in accordance with FAS 123(R), of stock options and thus include amounts from stock options granted in and prior to such years. For information and assumptions related to the calculation of these amounts, see footnote 1 (stock-based compensation) and footnote 13 of our audited financial statements for the fiscal year ended December 31, 2006 and 2007, included in our annual report on Form 10-K.

(3)	The amounts shown in column (g) reflect for each named executive officer: contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Internal Revenue Code of 1986, as amended; contributions by us to our nonqualified deferred compensation plan; imputed income from our split dollar life insurance plans; “gross up” amounts to cover taxes on the imputed income from the split dollar life insurance plans; and premiums paid by us for individual long-term disability insurance The amounts shown in column (g) do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(4)	Lyle R. Knight received a special performance bonus of $110,000 on January 25, 2007 pursuant to a resolution adopted by the board, based upon the recommendation by the compensation committee. This bonus was awarded in recognition of Mr. Knight’s exceptional leadership and our extraordinary financial performance for the year ended December 31, 2006, and is included in column (d) for the year ended December 31, 2006. The award was not made pursuant to an existing compensatory plan, agreement or arrangement. The amounts in column (g) for Mr. Knight reflect inputed income from the personal use of a company vehicle and costs paid by us for personal executive medical examinations.

(5)	This amount also includes amounts paid by us for social club dues for the benefit of the named executive officer.

(6)	Robert A. Jones retired as Executive Vice President and Chief Administrative Officer effective January 2, 2008. In anticipation of his retirement, we accrued $130,000 in 2007 to be paid into our nonqualified deferred compensation plan for Mr. Jones, as included in column (g). This represents the estimated value of the unvested stock options Mr. Jones forfeited at retirement. In connection with his retirement, we also agreed to pay the health insurance premiums for Mr. Jones and his spouse in the amount of approximately $745 per month for 44 months until Mr. Jones reaches age 65. The total value of the premiums is also included in column (g).
Grants of Plan Based Awards

(a)	(b)	(c)	(d)	(e)
		Stock Option Awards:		Grant Date Fair Value
		Number of Securities	Exercise or Base Price of	of Stock and Option
	Grant	Underlying Options	Option Awards	Awards
Name	Date	(#)	($/sh)	($)(1)
Lyle R. Knight	1/25/2007	18,100	$82.50	$141,542
Edward Garding	1/25/2007	4,500	82.50	35,190
Terrill R. Moore	1/25/2007	4,500	82.50	35,190
Robert A. Jones	1/25/2007	4,500	82.50	35,190
Ralph K. Cook	1/25/2007	4,000	82.50	31,280

(1)	The amounts in column (e) reflect the fair value as determined by the Black-Scholes option pricing model, in accordance with FAS 123(R). For information and assumptions related to the calculation of these amounts, see footnote 1 (stock-based compensation) and footnote 13 of our audited financial statements for the fiscal year ended December 31, 2007 included in our annual report on Form 10-K.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards
(a)	(b)	(c)	(d)	(e)	(f)
			Equity Incentive
	Number of	Number of Securities	Plan Awards:
	Securities	Underlying	Number of Securities
	Underlying	Unexercised	Underlying	Option
	Unexercised	Options (#)	Unexercised	Exercise	Option
	Options (#)	Unexercisable	Unearned Options	Price	Expiration
Name	Exercisable	(1)	(#)	($)	Date
Lyle R. Knight	3,500	—	—	45.00	11/14/2012
	12,500	—	—	45.00	01/29/2013
	12,500	—	—	49.50	02/04/2014
	11,250	3,750	—	55.50	02/03/2015
	7,500	7,500	—	68.00	01/26/2016
	4,525	13,575	—	82.50	01/25/2017

Edward Garding	4,000	—	—	42.00	02/01/2012
	3,300	—	—	42.00	03/16/2011
	4,000	—	—	45.00	01/29/2013
	4,000	—	—	49.50	02/04/2014
	3,375	1,125	—	55.50	02/03/2015
	2,250	2,250	—	68.00	01/26/2016
	1,125	3,375		82.50	01/25/2017

Terrill R. Moore	4,000	—	—	42.00	02/01/2012
	4,400	—	—	42.00	03/16/2011
	5,500	—	—	42.00	03/16/2010
	6,600	—	—	42.00	03/16/2009
	4,000	—	—	45.00	01/29/2013
	4,000	—	—	49.50	02/04/2014
	3,375	1,125	—	55.50	02/03/2015
	2,250	2,250	—	68.00	01/26/2016
	1,125	3,375	—	82.50	01/25/2017

	Option Awards
(a)	(b)	(c)	(d)	(e)	(f)
			Equity Incentive
	Number of	Number of Securities	Plan Awards:
	Securities	Underlying	Number of Securities
	Underlying	Unexercised	Underlying	Option
	Unexercised	Options (#)	Unexercised	Exercise	Option
	Options (#)	Unexercisable	Unearned Options	Price	Expiration
Name	Exercisable	(1)	(#)	($)	Date
Robert A. Jones	3,375	1,125	—	55.50	02/03/2015
	2,250	2,250	—	68.00	01/26/2016
	1,125	3,375	—	82.50	01/25/2017

Ralph K. Cook	1,300	—	—	45.00	01/29/2013
	3,000	—	—	49.50	02/06/2014
	2,250	750	—	55.50	02/03/2015
	1,500	1,500	—	68.00	01/26/2016
	1,000	3,000	—	82.50	01/25/2017

(1)	All options listed above vest at a rate of 25% upon grant and 25% each year thereafter.
Option Exercises and Stock Vested

	Option Awards
(a)	(b)	(c)
	Number of Shares	Value Realized
	Acquired on Exercise	On Exercise
Name	(#)	($)(1)
Lyle R. Knight	67,950	$2,751,975
Edward Garding	—	—
Terrill R. Moore	—	—
Robert A. Jones	8,000	308,000
Ralph K. Cook	8,340	391,980

(1)	The amounts in column (c) reflect the difference between the stock option exercise price and the minority appraised value of our common stock on the date of exercise, based upon the most recent quarterly appraisal existing at such time.
Nonqualified Deferred Compensation
Pursuant to our nonqualified deferred compensation plan described above, certain executives, including the named executive officers, may defer a portion of base salary and bonus. Deferral elections are made by eligible executives during the last quarter of each year for amounts to be earned, or granted with regard to long-term stock grants, in the following year.
Under the nonqualified deferred compensation plan, executives may invest their account balances in any of the mutual funds listed below. Investment returns for the year ended December 31, 2007 for the funds are also reported below.

Fund	Investment Return
Accessor Growth Investment	5.49%
Accessor High Yield Bond	1.85%
Accessor International Equity Investment	12.37%

Fund	Investment Return
Accessor Intermediate Fixed Investment	3.15%
Accessor Mortgage Securities	5.76%
Accessor Small & Mid-Cap Investment	-3.35%
Accessor U.S. Government Money	4.20%
Accessor Value Investment	2.76%
Eaton Vance Income Fund of Boston A	2.25%
Eaton Vance Large Cap Value A	9.99%
Harbor International	21.82%
MTB Money Market I	4.70%
PIMCO Total Return A	8.57%
Pioneer A	4.70%
Royce Opportunity	-2.00%
Vanguard Growth Index	12.56%
Vanguard High-Yield Corporate	2.04%
Earnings depend on the performance of the specific mutual funds in which the executive invests. Benefits under the plan are generally not paid until the beginning of the year following retirement or termination. Benefits can be received either as a lump sum payment or in annual installments.

(a)	(b)	(c)	(d)	(e)	(f)
		Registrant	Aggregate		Aggregate
	Executive	Contribution in	Earnings	Aggregate	Balance
	Contributions in	Last Fiscal	In Last Fiscal	Withdrawals/	At Last
	Last Fiscal Year	Year	Year	Distributions	Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)
Lyle R. Knight	274,275	36,681	80,780	—	1,466,855
Edward Garding	—	646	—	—	646
Terrill R. Moore	34,920	1,075	24,644	—	385,417
Robert A. Jones	27,900	—	36,111	—	391,343
Ralph K. Cook	26,431	2,691	10,443	—	155,965

(1)	The amounts in column (b) are included as salary and/or bonus for each of the named executive officers in columns (c) and (d) of the summary compensation table.

(2)	The amounts in column (c) are included as other compensation for each of the named executive officers in column (g) of the summary compensation table.
Potential Payments upon Termination or Change of Control
The amount of compensation payable to the named executive officers upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executives is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of separation.
Payments Made Upon Termination
Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	salary;

•	grants and awards received under our equity plans, subject to the vesting and other terms applicable to such grants and awards;

•	amounts contributed and vested under our 401(k) plan and deferred compensation plan; and

•	unused vacation pay.
At its discretion, the board may authorize payment of a bonus on a pro rata or other basis, if at all. The board may also accelerate the vesting of any unexercisable stock options or restricted stock awards outstanding at the time of termination. The amounts regarding applicable salaries, stock options, restricted stock awards, bonuses and deferred compensation for the most recent fiscal year ended December 31, 2007 are contained in the various tables included above.
Severance Payments
Upon early termination by us without cause, Mr. Knight is entitled to receive (i) the benefits listed under the heading “Payments Made Upon Termination” above, and (ii) under his employment agreement with us, a severance payment equal to five times his base salary then in effect ($2,400,000), bonus compensation, if any, and reimbursement of all premiums for group health insurance coverage for a period not to exceed five years (estimated to be $44,678 based on current insurance premiums). The other named executive officers are not entitled to any severance benefits upon a termination by us without cause.
Payments Made Upon Retirement
In the event of retirement, the named executive officers would be entitled to the benefits listed under the heading “Payments Made Upon Termination” above.
Payments Made Upon Death
In the event of death, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the estates or other beneficiaries of the named executive officers are entitled to receive benefits under our group life insurance plan equal to the lesser of (i) 2.5 times their respective base salary, and (ii) $300,000. For all named executive officers, the applicable amount would be $300,000. Additional benefits are available under our split-dollar plan pursuant to which the estates or other beneficiaries of Messrs. Knight, Garding, Moore and Jones would also be entitled to receive benefits equal to 3.0 times their respective base salary as follows: Mr. Knight, $1,440,000; Mr. Garding, $720,000; Mr. Moore, $720,000; and Mr. Jones, $660,000.
Payments Made Upon Disability
In the event of disability, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the named executive officers are entitled to receive benefits under our group disability plan which generally provides for 50% of salary up to a maximum of $10,000 per month. For all named executive officers, the applicable amount would be $10,000 per month. Additional benefits are available under individual disability policies we maintain for each named executive officer. Under these individual policies, the named executive officers would be entitled to receive 60% of salary up to a maximum of $13,000 per month. Under the group disability plan and individual policies combined, each named executive officer would be entitled to receive a total of $13,000 per month. The individual policies also contain provisions governing catastrophic disabilities and conversion to long-term care.

In the event of Mr. Knight’s disability, he is entitled under his employment agreement to reimbursement of all premiums for group health insurance coverage for a period not to exceed five years.
Payments Made Upon a Change of Control
In the event of a change in control, Mr. Knight may elect to terminate his employment agreement by giving 90 days written notice at any time on or after the first anniversary, but on or prior to the second anniversary of the change in control. Upon proper termination of the agreement, Mr. Knight is entitled to the benefits under the heading “Severance Payments” above. The other named executive officers are not entitled to any payment resulting from a change in control.
Non-compete Agreement
With respect to any termination, Mr. Knight is subject to a five-year non-compete covenant contained in his employment agreement. If Mr. Knight fails to comply with the non-compete provisions, all payments otherwise payable under the agreement will discontinue and we have the right to collect back any payments made during any period of noncompliance.
Director Compensation
We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required by us of members of the board.
During 2007, each director, other than Lyle R. Knight, received an annual retainer valued at $13,650. Directors may elect to receive all or a portion of their annual retainer in the form of cash, common stock or stock options. Each director, other than Lyle R. Knight, received fees of $1,000 per board meeting attended and $750 per committee meeting attended. Committee chairs also received an additional annual retainer valued at $6,000.
Thomas W. Scott received a retainer of $375,000 for his services as chairman of the board and James R. Scott received a retainer of $150,000 for services as vice chairman of the board. These retainers were in lieu of all director fees and other retainers described above.
Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. Directors are also eligible for the group medical insurance coverage at the director’s option. Under our deferred compensation plan, directors may elect to defer any portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.
All directors, other than Messrs. Thomas W. Scott, James R. Scott, and Lyle R. Knight, elected at or continuing as a director after the 2007 annual meeting of shareholders were granted stock options to purchase 480 shares of our common stock at the applicable minority appraised value per share at the date of grant. Options granted during 2007 had an aggregate fair value of $3,893 per director at the date of grant, as determined by the Black-Scholes option pricing model, in accordance with FAS 123(R).

Director Summary Compensation Table
The table below summarizes the compensation paid by us to directors for the fiscal year ended December 31, 2007.

(a)	(b)	(c)	(d)	(e)
	Fees Earned or	Stock	Options
	Paid in Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)
Thomas W. Scott	$375,000	—	—	$375,000
James R. Scott	150,000	—	—	150,000
Lyle R. Knight (3)	—	—	—	—
Elouise C. Cobell	16,268	$3,382	$3,893	23,543
David H. Crum	15,000	13,617	3,893	32,510
Richard A. Dorn	22,796	—	7,956	30,752
William B. Ebzery	22,750	—	11,995	34,745
James W. Haugh	13,000	19,580	3,893	36,473
Charles Heyneman (4)	25,150	—	3,893	29,043
Robert L. Nance	22,000	—	9,521	31,521
Terry W. Payne	13,000	—	9,521	22,521
Jonathan R. Scott (4)	24,520	—	3,893	28,413
Julie A. Scott	12,750	—	9,521	22,271
Randall I. Scott	28,150	—	3,893	32,043
Michael J. Sullivan	23,150	—	3,893	27,043
Sandra A. Scott Suzor	21,400	—	3,893	25,293
Martin A. White	18,900	—	3,893	22,793

(1)	The amounts in column (c) reflect the minority appraised value of our common stock on the date of issuance, based upon the most recent quarterly appraisal existing at such time.

(2)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R), of stock options granted in 2007, all of which were immediately exercisable on the date of grant. For information and assumptions related to the calculation of these amounts, see footnote 1 (stock-based compensation) and footnote 13 of our audited financial statements for the fiscal year ended December 31, 2007 included in our annual report on Form 10-K. Because of the limited number of fully-exercisable stock options granted to non-employee directors, the number of outstanding options held by the directors at December 31, 2007 was not materially different from the amounts reflected in the beneficial ownership table and the notes thereto included under the heading “Security Ownership of Certain Beneficial Owners and Management.”

(3)	Mr. Knight receives no compensation for serving as a director, but is compensated in his capacity as our president and CEO.

(4)	Does not include amounts, awards and benefits received as an employee of ours.
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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the exchange act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, during the year ended December 31, 2007, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have had, and expect to have in the future, banking transactions in the ordinary course of business with related parties, including business with directors, officers, shareholders and their associates, on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that did not involve more than a normal risk of collectibility or present other unfavorable features. To the extent that such transactions consisted of extensions of credit to our executive officers and directors and to certain members of the Scott family, such extensions of credit were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with unrelated persons and did not involve more than a normal risk of collectibility or present other unfavorable features. Loans to our executive officers, directors and their related interests represented approximately 5.6% of our shareholders’ equity as of December 31, 2007.
Certain of our executive officers and directors and certain corporations and individuals related to such persons, incurred indebtedness in the form of loans, as customers, of $24,974,000 as of December 31, 2007. During 2007, new loans and advances on existing loans of $28,204,000 were funded and loan repayments totaled $25,713,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and are allowable under the Sarbanes-Oxley Act. Additionally, during 2007, loans of $300,000 were added due to changes in related parties from the prior year.
We and the Billings office of the Bank are the anchor tenants in a building owned by a partnership in which the Bank is one of two partners, and has a 50% partnership interest. Total rent, including maintenance, paid to the partnership was $1,911,000 in 2007.
We lease an aircraft from an entity wholly-owned by Thomas W. Scott, the chairman of the board. Under the terms of the lease, we pay all of the third-party operating expenses of the aircraft, which totaled approximately $325,000 in 2007. In addition to paying the third-party operating expenses, we paid $168,000 for use of the aircraft and received reimbursement of $161,000 from the chairman for his personal use of the aircraft during 2007.

We purchase professional services from Scott Family Services, a company in which seven of our directors, including Thomas W. Scott, James R. Scott, Charles M. Heyneman, Sandra A. Scott Suzor, Julie A. Scott, Jonathan R. Scott and Randall I. Scott, have an aggregate ownership interest of 17.1%. These services benefit us and the Scott family. We paid professional fees and reimbursed out-of-pocket costs of $384,000 in 2007. Professional services provided include Scott family shareholder education and communication, strategic enterprise planning and corporate governance consultation.
We purchase property, casualty and other insurance through Payne Financial Group, Inc., a company in which Terry Payne, one of our directors, has a controlling ownership interest. In 2007, we paid insurance premiums of $340,000 to this company.

SHAREHOLDER PROPOSALS

The rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the SEC’s proxy rules. Our 2009 annual meeting of shareholders is expected to be held on or about May 8, 2009, and proxy materials in connection with that meeting are expected to be mailed on or about March 31, 2009. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the exchange act for inclusion in our proxy statement for our 2009 annual meeting of shareholders is December 5, 2008. Additionally, if we receive notice of a shareholder proposal after February 14, 2009, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the board for our 2009 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

We know of no matters other than the foregoing to be brought before the meeting. The enclosed proxy, however, gives discretionary authority in the event that any additional matters should be duly presented.
Our annual report on Form 10-K, which includes audited financial statements for the fiscal year ended December 31, 2007 and a listing of exhibits, is enclosed herewith. Exhibits to the annual report on Form 10-K will be furnished at a charge of $0.20 per page to any shareholder who requests them in writing from Amy Anderson, Assistant Vice President, First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59116-0918.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Carol Stephens Donaldson
Carol Stephens Donaldson
Secretary
Billings, Montana
April 4, 2008

Explanatory Note:  The following shareholder letter and applicable form of proxy accompany the Annual Report on Form 10-K that is being furnished to shareholders together with the preceding proxy statement.

(First Interstate BancSystem logo)
2007 LETTER TO THE SHAREHOLDERS

2007 was a milestone year for our Company. Our independent spirit and commitment to community banking have never been more evident as we once again achieved outstanding earnings and embarked on a new path of expansion and growth.
We are particularly pleased to report that First Interstate BancSystem, Inc. was named one of the “Top 25 Banks in America for 2008” by USBanker Magazine. We were also named one of the “Top 10 Mid-Tier Banks of 2008.” Both honors are especially noteworthy since we are the only privately-held, family-owned banking organization that was recognized. We all know that 2007 was a tough year for the financial services industry. Subprime lending and poor investment decisions, among other challenges, have resulted in large losses and falling stock prices at many financial institutions across the country. But, at First Interstate, we remain committed to sound banking practices and high ethical standards and continued to perform well, recording another milestone year in earnings. We did not experience the financial instability that challenged many other banks around the country. We thank our employees for their hard work and dedication in upholding these standards in serving our customers and our communities. Because of them, we are one of America’s Top 25 Banks.
In September 2007, we announced that we had reached an agreement to acquire First Western Banks, headquartered in Sturgis and Wall, South Dakota; another milestone as this is the largest acquisition our Company has made. We completed the acquisition on January 10, 2008. First Western, with aggregate total assets of approximately $908,000,000, operates 18 First Western Bank branches in 12 communities throughout the Black Hills and Badlands of South Dakota. This is our first acquisition outside of our home states of Montana and Wyoming. From a geographic, philosophic and strategic perspective, this acquisition is a natural fit with our Company. Both First Interstate and First Western are family-owned banking organizations that share the same family-based values and place the same emphasis on community banking and community reinvestment. It is very exciting to be a part of a new frontier that brings together two exceptional organizations, their founding families and the communities that they serve. We are pleased to welcome the employees and customers of First Western to the First Interstate family.
Through our shared vision and commitment to the long-term health and competitiveness of our Company, our management and Board of Directors moved forward with our strategic plan during 2007, focusing on three initiatives: wealth management, technology and community banking. The strategic plan called for additional investments in our wealth management business. This included new senior leadership. We are pleased to welcome Julie Castle, who joined First Interstate in July 2007 as President of Financial Services. Julie has great depth and leadership skills in banking and wealth management services, having spent the last 19 years at Bank of America where she held a number of senior leadership roles including SVP-Chief Risk and Strategy Officer for Premier Banking & Investments. In September 2007, we changed the name of First Interstate Financial Services to First Interstate Wealth Management and re-directed our strategy to target the high value clients of our bank and our communities with an unrelenting focus on customer relationships.
Technology continues to play a large role in our ability to serve the needs of our customers and to compete in the marketplace. First Interstate Bank has always been positioned to provide our customers and employees with the right technology at the right time. However, the pace of change in the technology arena, coupled with increasing customer demands for technology-based financial products, mandates that we continually reassess our technology environment. In support of this effort, we underwent a comprehensive technology assessment in 2007. This assessment was designed to ensure we have the technological capabilities and skill sets required to achieve our strategic vision. It also examined whether we have the flexibility and adaptability to swiftly react as customer demands change. The results of this assessment will lead us to improve our technology governance and simplify our technology architecture. The assessment concluded that, for the foreseeable future, we are well positioned to continue to provide the technology required by our customers and employees.
The acquisition of First Western Banks in South Dakota did not diminish our commitment to community banking in our home markets. In July 2007, we opened a new branch in Kalispell and in January 2008, a new branch in Bigfork, our first branch in that community. In addition, we are actively working on new branch opportunities in Billings, Great Falls, Helena and Belgrade, Montana and Casper, Wyoming. In September 2007, we began a two-year project to build a new banking office and business center in downtown Missoula. Our new building will be a state-of-the-art facility that will bring all of our services under one roof, greatly enhancing our customers’ banking experience. We also plan to attain LEED (Leadership for Energy and Environmental Design) certification for the building core and shell as well as the finished floors that the bank will occupy. LEED certification is the nationally accepted benchmark for environmentally-conscious building design.

First Interstate BancSystem, Inc. had an outstanding year in terms of financial performance with earnings of $68,641,000 or $8.25 per diluted share. Earnings for 2006 included a one-time, after-tax gain of $12,278,000, or $1.48 per diluted share from the sale, in December 2006, of a minority interest in iPay Technologies LLC (iPay), an internet bill-paying company. Exclusive of this one-time gain in 2006, earnings increased 8.4%, or $0.62 per diluted share in 2007. Shareholder equity increased 8.3% to $444 million. Year over year, total assets increased 5%, ending the year at just over $5.2 billion with both loans and deposits increasing 8%. This was only a temporary milestone as the completion of the First Western Bank acquisition on January 10, 2008 took our asset level to a new milestone of $6 billion.
Many significant factors contributed to our outstanding financial performance in 2007. Much of our success can be attributed to our existing branches as our increases in profitability and asset size have been driven by organic loan and deposit growth. Net interest income of $199,603,000 was 7% higher than 2006. Noninterest income was also a significant factor in 2007. Exclusive of the iPay gain recognized in 2006, noninterest income in 2007 increased $10,130,000 or 12% from 2006. Fee income from debit and credit card transactions increased $1,809,000 due to higher transaction volumes.
While a conservative single borrower lending limit and a sound underwriting discipline helped us keep credit quality at a high level in 2007, it did deteriorate slightly from last year. As a percent of total loans, criticized loans increased 1.0% and classified loans were up 0.1%. However, loan quality for 2007 remained strong, even after some deterioration over 2006. We have seen weak demand for residential lots in four of our communities and loans to the developers in those communities are not performing as well as expected. The past due rate on our mortgage loans has held steady with last year, at a low 2.65%, so, we are not seeing the same mortgage lending problems that most of the country is experiencing. The past due rate in our credit card portfolio is climbing slightly, but is still one-fourth the national average. We had net charge offs of only ..08% of average loans outstanding for 2007. This is perhaps the best performance ever reported by our Company.
The underpinnings of our economies in both Montana and Wyoming remained strong during 2007. However, low unemployment rates have created challenges in attracting and retaining quality employees. Therefore, we will continue to place a high level of importance on our preferred employer initiative. We strive to be the Employer of Choice with a goal of providing all employees with opportunities for training, education, personal achievement, outstanding health and retirement benefits, and a childcare subsidy program to help with the rising cost of childcare.
On February 15, 2008, the valuation of First Interstate BancSystem’s common stock was completed, based on data as of December 31, 2007. The updated valuation of our stock value reflects an adjusted value of $83.50 per share, a decrease of $4.25 per share from the prior quarter end. Although this is a decline in value of 4.8%, our peers experienced value declines exceeding 10% for the quarter. The adjusted value took into account our strong performance, good asset quality, loan and deposit growth, and consistent improvement in financial results. The significant decline in overall valuation of financial industry stocks pushed our stock value lower. This updated valuation represents a decrease of $5.50, or 6.2%, from the February 15, 2007 valuation, (based on December 31, 2006 data), of $89.00. Our median peer saw their stock value decline by over 30%! The current quarterly dividend rate of $.65 per share, or $2.60 annualized, represents an annual dividend yield of 3.11% based on the updated stock value.
In 2007, First Interstate BancSystem, including its directors and employees, the Foundation and the Scott family, donated in excess of $4 million to many worthwhile organizations and causes in our communities across Montana and Wyoming. We are proud of the difference we make through our philanthropy and the knowledge that we are investing in our future as well as the future of the communities we serve. Our philanthropy is reinforced by the community leadership role our officers readily accept.
We thank the members of First Interstate BancSystem Board of Directors for their commitment and guidance in 2007, and we were pleased to welcome Sandra Scott Suzor back to the Board. We thank you, our shareholders, for your continued support. We are fortunate to have the sound economies of Montana and Wyoming to contribute to our success. We are equally fortunate to have such a great team of employees, officers and directors who continue to guide our Company. Thank you and congratulations for making 2007 an exceptional year.

/s/ Thomas W. Scott	/s/ Lyle R.Knight

Thomas W. Scott Chairman of the Board First Interstate BancSystem, Inc.	Lyle R.Knight President and Chief Executive Officer First Interstate BancSystem, Inc.

PROXY

First Interstate BancSystem, Inc.
401 North 31st Street
P.O. Box 30918
Billings, Montana 59116-0918
This proxy is solicited on behalf of the Board of Directors of First Interstate BancSystem, Inc. (“FIBS”).
The undersigned hereby appoints THOMAS W. SCOTT, or LYLE R. KNIGHT, proxy of the undersigned, with full power of substitution, to vote all shares of common stock of FIBS held by the undersigned as of the close of business on February 29, 2008 (the “Record Date”) at the Annual Meeting of Shareholders of FIBS to be held on Friday, May 9, 2008, at 8:00 a.m., Mountain Time, at the Billings Depot, 2310 Montana Avenue, Billings, Montana 59101, or at any adjournment thereof for the following purposes:
1.	To elect as directors the nominees proposed by the Board of Directors of FIBS, to three-year terms, or until their respective successors have been elected and qualified.

Please mark only one of the following options:

_________	For All Nominees Listed Below

_________	Withhold Authority to Vote for All Nominees Listed Below
(Instruction: To withhold authority to vote for one or more nominees, write the name of the nominee(s) on the line immediately below.

Nominees for a three-year term expiring in 2011: James W. Haugh, Randall I. Scott, Thomas W. Scott, Michael J. Sullivan, Martin A. White, Steven J. Corning, Charles E. Hart, M.D., M.S.

2.	In its discretion, the proxy is authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, the shares represented by this Proxy will be voted at the meeting “FOR” each of the director nominees indicated above.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement, and the Annual Report on Form 10-K furnished therewith. The undersigned hereby revokes any proxies given prior to the date reflected below.
Please sign exactly as your name appears below. When signing as attorney, executor, administrator, trustee, guardian, or corporate official, please add your title.

Dated: , 2008
«First_Name_Last_Name»
Shares owned as of Record Date: «Number_of_Shares»

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE.